Exhibit 99.1

Bsquare Enters into Global Partner Agreement with Microsoft

Bellevue, WA – March 1, 2019 – Bsquare Corporation (NASDAQ: BSQR) announced today that it has entered into a Global Partner Agreement (“GPA”) with Microsoft, effective March 1, 2019. The GPA, which has no fixed expiration date, allows Bsquare to sell Microsoft Windows Embedded operating systems throughout the Americas and replaces Bsquare’s previous Microsoft OEM Distribution Agreement (“ODA”) with respect to those territories, which expired on February 28, 2019.

Microsoft also extended Bsquare’s existing ODA covering the European Union, the European Free Trade Association, Turkey, and Africa (“EMEA ODA”) through June 30, 2019, at which point it will expire and not be renewed. In 2018, Bsquare obtained 3.7% of third-party software sales from the EMEA ODA, or 3.0% of total 2018 revenue. The mid-year expiration of this agreement means that the company will reduce its planned sales and marketing investment in the EMEA related to this line of business.

According to Scott Caldwell, vice president of third-party software sales, “We are pleased that Microsoft sees value in its partnership with Bsquare and we look forward to focusing and building on that relationship.”

About Bsquare

For over two decades, Bsquare has helped businesses around the world extract value from a broad array of enterprise assets by making them intelligent, connecting them, and using the data they generate to digitally transform their business operations. Bsquare delivers this though a comprehensive suite of award-winning industrial IoT services and software that include embedded device engineering, AWS and Microsoft Azure cloud integration, and advanced data science consulting. For more information, visit www.bsquare.com.

BSQUARE Contact: Peter Biere, Chief Financial Officer, BSQUARE Corporation, +1 425.519.5900, investorrelations@bsquare.com OR Investor Contact: Leslie Phillips, The Blueshirt Group, + 1 415.217.5869, leslie@blueshirtgroup.com